Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 33-33621, No. 2-99945, No. 333-59727, No. 333-138458 and No. 333-49023 on Form S-8 of VF Corporation of our report dated June 24, 2009, with respect to the financial statements and supplemental schedules of VF Corporation Retirement Savings Plan for Salaried Employees included in this Annual Report on Form 11-K as of December 31, 2008 and 2007, and for the year ended December 31, 2008.
/s/ Dixon Hughes PLLC
Winston-Salem, North Carolina
June 24, 2009